EXHIBIT 8.1
[DLA Piper Rudnick Gray Cary US LLP Letterhead]
April __, 2006

Unify Corporation
2101 Arena Blvd., Suite 100
Sacramento, CA 95834
Ladies and Gentlemen:
This opinion is being delivered to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended, in connection with the filing of a registration statement on Form S-4 of a Proxy Statement/Prospectus (the “Registration Statement”) pursuant to the Agreement and Plan of Merger dated as of March 14, 2006 (the “Merger Agreement”) entered into by and among Warp Technology Holdings, Inc, operating under the name Halo Technology Holdings, a Nevada corporation (“Halo”), UCA Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Halo (“Merger Sub”) and Unify Corporation, a Delaware corporation (“Unify”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Unify, with Unify surviving as a wholly-owned subsidiary of Halo (the “Merger”).
Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).
We have acted as legal counsel to Unify in connection with the preparation and execution of the Merger Agreement. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto): (1) the Merger Agreement; (2) the facts, statements, descriptions and representations set forth in the Registration Statement; (3) representations and warranties made to us by Halo, Unify and Merger Sub (“Tax Representation Letters”); and (4) such other instruments and documents, related to the formation, organization and operation of Halo and Unify or to the consummation of the Merger and the transactions contemplated thereby, as we have deemed necessary or appropriate.

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In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:
     1. Original documents (including signatures) are authentic, documents submitted to counsel as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of such documents;
     2. All statements, covenants, representations and warranties in the Merger Agreement, in the Tax Representation Letters and in other documents related to Halo, Merger Sub and Unify and relied upon to support this opinion are, in each case, true and accurate, and there will not be any occurrence or change since the date of the Tax Representation Letters, which change could have caused any of the declarations and representations contained in those Tax Representation Letters and documents to be untrue, incorrect or incomplete in any respect at any time since that date. Any such representation or statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification and all such statements and representations, whether or not qualified, will remain true through the Effective Time of the Merger. In addition, as to all matters in which a person or entity making such a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken;
     3. The Merger will be consummated pursuant to the Merger Agreement without any waiver, breach or amendment of any material provisions of the Merger Agreement. The Merger will be effective under the laws of the state of Delaware; and
     4. Halo and Unify will report the Merger on their respective U.S. federal income tax returns in a manner consistent with the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.
Based on our examination of the foregoing items and subject to the qualifications, conditions and assumptions set forth herein, we are of the opinion that the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on, and subject to, future events.
This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code. No opinion is expressed as to any other matter, including any other tax consequences of the Merger or any other transaction (including any transaction undertaken in connection with the Merger) under any foreign, federal, state or local tax law.
No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if any of the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver or breach of any material provision thereof or if any of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is

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incorrect, our opinion might be adversely affected and may not be relied upon.
This opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.
This opinion has been delivered to you only for the purpose stated. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Proxy Statement/Prospectus constituting a part thereof, and any amendments thereto.
Very truly yours,

DLA Piper Rudnick Gray Cary US LLP